Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 19, 2007 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the application of Statement of Financial Accounting Standard No. 123(R) as of January 1, 2006) accompanying the consolidated financial statements and related schedules which are included in the 2006 Annual Report of RCM Technologies, Inc. and Subsidiaries on Form 10-K for the year ended December 30, 2006.  We hereby consent to the incorporation by reference of said report in this Registration Statement of RCM Technologies, Inc. on Form S-8 and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

Philadelphia, Pennsylvania

September 5, 2007